UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SpringBig Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2025

SPRINGBIG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 500

Boca Raton, Florida, 33487

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On March 17, 2025, SpringBig Holdings, Inc. (the “Company”) announced that it has agreed to appoint Jaret Christopher as Chief Executive Officer effective April 1, 2025 (the “Appointment”).

Mr. Christopher, age 53, brings extensive leadership experience in Software as a Service (SaaS)-based businesses and knowledge of the cannabis market. Most recently, Mr. Christopher was General Manager and Vice President, CRM Software at WM Technologies, Inc., a position he held from 2021 until 2024 following the sale of Sprout, a customer relationship management (CRM) and marketing software company he founded, to WM Technologies, Inc. in 2021. Prior to starting Sprout in 2017, Mr. Christopher was founder and Chief Executive Officer of multiple SaaS-based technology start-up businesses that he led to successful exits.

In connection with the Appointment, the Company and Mr. Christopher agreed to an offer letter (the “Offer Letter”). As set forth in the Offer Letter, the Company intends to acquire (the “Acquisition”) VICE CRM LLC, a Massachusetts limited liability company, which is an artificial intelligence (AI)-enabled performance marketing platform designed to optimize return on investment for consumer marketing campaigns in highly regulated industries, as well as the assets consisting of the source code and related intellectual property that is being licensed to it. The Company intends to complete the Acquisition in exchange for 2,383,126 shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), issued in a private placement transaction, half of which would be issued at closing and the remaining half of which would be issued after 12 months of Mr. Christopher’s continuous service to the Company. The Acquisition remains subject to the completion of diligence and execution of a mutually agreeable and customary purchase agreement (the “Purchase Agreement”).

The Company has agreed to pay Mr. Christopher a base salary of $450,000 per year and make him eligible for an annual discretionary performance bonus based on achieving specific to be determined metrics or goals, with a target of 50% of then-applicable base salary

The Company has also agreed to grant Mr. Christopher 4,766,251 restricted stock awards (“RSAs”) under the Company’s 2022 Amended and Restated Long-Term Incentive Plan (the “Plan”). The RSAs will vest over a four-year period, with 25% vesting after 12 months of continuous service and the remaining 75% vesting in equal quarterly installments over the following three years.

Additionally, the Company has agreed to grant Mr. Christopher 8,125,000 restricted stock units (“RSUs”) under the Plan representing the right to receive Common Shares upon milestone-based vesting as follows:

●	Milestone 1: 1,932,500 RSUs will vest if the Common Share price achieves and sustains an average closing price above $1.00 for 180 consecutive trading days.

●	Milestone 2: An additional 1,996,500 RSUs will vest if the Common Share price achieves and sustains an average closing price above $2.00 for 180 consecutive trading days.

●	Milestone 3: An additional 2,062,000 RSUs will vest if the Common Share price achieves and sustains an average closing price above $3.00 for 180 consecutive trading days.

●	Milestone 4: An additional 2,134,000 RSUs will vest if the Common Share price achieves and sustains an average closing price above $4.00 for 180 consecutive trading days.

The Company intends to enter into customary grant agreements with Mr. Christopher to evidence the grants of the RSAs and RSUs and which will contain customary terms and conditions, including repurchase rights and obligations upon a separation event (the “Award Agreements”).

Mr. Christopher has the right to serve as an observer to the Company’s board of directors (the “Board”), which affords him information rights afforded to each of the Board directors and allows him to participate in all meetings of the Board, but no right to vote on any matter submitted to the Board or otherwise considered for approval, or consent, by the Board. Upon his appointment as Chief Executive Officer, the Board intends to appoint Mr. Christopher as a member of the Board (without additional compensation), increasing the size of the Board as necessary.

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Mr. Christopher is generally eligible to participate in the Company’s regular medical, dental, vision, disability, and life insurance benefits. He is also subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, including two years post-employment non-competition and non-solicitation of employees and customer provisions (together, the “Confidentiality Provisions”).

The Company intends to enter into a mutually agreeable employment agreement, an agreement amending and restating the Confidentiality Provisions, the Award Agreements and the Purchase Agreement (together, the “Definitive Documents”). If mutually acceptable Definitive Agreements are not executed and delivered by the Company and Mr. Christopher by June 12, 2025, either party will have the right to terminate the Offer Letter, upon which the Offer Letter will be null and void and the Confidentiality Provisions will be null and void, except for provisions regarding nondisclosure of confidential information and return of Company materials.

As previously announced, Jeffrey Harris, the Founder and Chairman of the Company, will step down as Chief Executive Officer on March 31, 2025. Mr. Christopher has served as President of the Company since March 14, 2025 and will continue to serve in that role until Mr. Harris steps down, at which point Mr. Christopher will be appointed Chief Executive Officer.

There are no transactions between the Company and Mr. Christopher that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Christopher and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K. Further, there is no arrangement or understanding between Mr. Christopher and any other persons pursuant to which Mr. Christopher was selected as an officer and director.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete text, a copy of which has been attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On March 17, 2025, the Company issued a press release announcing the Appointment and the Acquisition, a copy of which is attached hereto as Exhibit 99.1.

The information in Item 7.01 and in the accompanying Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such a filing.

Item 9.01. Exhibits

Exhibit No.	Description of Exhibit
10.1	Offer Letter between SpringBig Holdings, Inc. and Jaret Christopher.
99.1	Press Release issued by SpringBig Holdings, Inc. on March 17, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

March 21, 2025	By:	/s/ Jeffrey Harris
		Name:	Jeffrey Harris
		Title:	Chief Executive Officer

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Exhibit 10.1

621 NW 53rd Street Suite 500 Boca Raton FL 33487

March 13, 2025

Jaret Christopher

Dear Jaret:

We are excited to offer you the position of Chief Executive Officer with SpringBig Holdings, Inc. (“Springbig” or the “Company”). Here are the details:

Title: President.

To be appointed Chief Executive Officer upon the Separation Date (as defined in the Separation and Release of Claims Agreement of the Company’s current Chief Executive Officer). Until the Separation Date, you will be appointed as President of the Company.

Start Date: March 14, 2025

Salary: $450,000.00 per year, payable in accordance with Springbig’s normal payroll practices. Your position is exempt from the minimum wage and overtime provisions of the Fair Labor Standards Act and applicable state law.

Performance Bonus: You will be eligible to participate in the Company’s performance bonus program, which is designed to reward individual and Company performance. The bonus is discretionary and based on achieving specific metrics or goals, which may include individual performance, team achievements, and overall Company results. Your target performance bonus will be 50% of your then-applicable base salary, subject to the terms and conditions of the program in effect at the time. Bonus amounts, if awarded, are typically paid annually and are contingent upon your continued employment through the payment date.

Details of the performance bonus plan, including metrics and eligibility criteria, will be set forth in the Employment Agreement (as hereinafter defined).

Equity Compensation Restricted Stock Awards (“RSAs”) and Restricted Stock Units (“RSUs”) and Asset Acquisition:

As part of your compensation package, in accordance with the Award Agreement (as hereinafter defined), you will be granted 4,766,251 RSAs (the “RSA Grant”) under the Company’s Equity Incentive Plan, subject to approval by the Company’s Board of Directors (the “Board”) (or its designated committee) which represent shares of the Company’s common stock granted to you but subject to time-based vesting. These RSAs will vest over a four-year period, with 25% vesting after 12 months of continuous service and the remaining 75% vesting in equal quarterly installments over the following three years, subject to your continued employment with the Company through each vesting date. The shares are non-transferable and subject to forfeiture until the RSAs vest. You may make an election under Section 83(b) of the Internal Revenue Code with respect to the RSAs, though you agree to assume full responsibility for ensuring that any such election is actually and timely filed with the U.S. Internal Revenue Service and for all tax consequences resulting from such election.

Additionally, pursuant to the Award Agreement, you will be granted 8,125,000 RSUs (the “RSU Grant”) , which represents the right to receive shares of the Company’s common stock upon milestone-based vesting. Vesting of these RSUs is contingent on the Company achieving certain stock price milestones at any time during the term of employment as outlined below:

●	Milestone 1: 1,932,500 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $1.00 for 180 consecutive trading days.

●	Milestone 2: An additional 1,996,500 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $2.00 for 180 consecutive trading days.

●	Milestone 3: An additional 2,062,000 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $3.00 for 180 consecutive trading days.

●	Milestone 4: An additional 2,134,000 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $4.00 for 180 consecutive trading days.

For the avoidance of doubt, if a Milestone is achieved, all RSUs subject to any prior Milestones will be considered vested. The RSA Grant and RSU Grant will be subject to the terms and conditions of the Equity Incentive Plan and the applicable award agreement (the “Award Agreement”) which will contain customary terms and conditions, including, repurchase rights and obligations upon separation event.

The Equity Incentive Plan provides for acceleration under certain circumstances upon the occurrence of a Corporate Transaction (as defined therein), including but not limited to a sale or other disposition of at least 50% of the outstanding securities of the Company, per Section 6(c) thereof.

In the event you separate from the Company at any point that none of its shares of common stock (or of its ultimate parent corporation) are quoted for trading on a public trading market (including the OTC Markets Group, Inc.) or listed on the New York Stock Exchange or the NASDAQ, on any other United States stock exchange, the Company shall obtain an independent business valuation to calculate the value of any vested RSAs and RSUs as of the time of such separation.

Please note that RSA Grant and RSU Grant are subject to the approval of the Board (or its designated committee) and the terms of the Award Agreement.

Furthermore, in connection with you joining under the job title set forth above, the Company intends to acquire all of the capital stock or all or substantially all of the assets of your Existing Technology Platform (as defined below) in exchange for 2,383,126 shares of the Company’s common stock in an all-stock deal, subject to the completion of diligence and execution of a mutually agreeable and customary purchase agreement (the “Purchase Agreement”), of which 1,191,563 shares would be issued at closing and 1,191,563 shares would be issued after 12 months of continuous service to the Company. The Purchase Agreement shall provide that following closing the Company shall have the exclusive right to use the Existing Technology Platform.

“Existing Technology Platform” means (i) VICE CRM LLC, a Massachusetts limited liability company, which is a web-based, password protected, AI-powered marketing software and customer relationship management platform initially designed for the cannabis industry that includes the following core features: omni-channel messaging solutions, contact management solutions, mobile wallet / gated messaging, opt-in subscriber forms, compliance tools, digital kiosks, reporting, and an administration backend application and (ii) the assets consisting of the source code and related intellectual property that are being licensed to VICE CRM LLC.

Further, at or prior to the closing of the transactions contemplated by the Purchase Agreement, you agree to combine the Existing Technology Platform through a merger, acquisition, reorganization, transfer, conveyance, sale of all or substantially all assets or other similar transaction into a single entity. The Company and you agree to use commercially reasonable efforts to close the transactions contemplated by the Purchase Agreement no later than 90 days after the date of this letter.

Benefits: In accordance with the Employment Agreement, you will be eligible to participate in Springbig’s regular medical, dental, vision, disability, and life insurance benefits, in accordance with the terms, conditions and eligibility requirements of those benefit plans from time to time in effect, and subject to Springbig’s right to modify or terminate such benefit plans at any time. Your benefits coverage begins on the first day of the first full calendar month following the Start Date.

Confidentiality and Inventions: As a Company employee, you will need to sign Springbig’s Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement, a copy of which is enclosed with this letter (the “Confidential Information Agreement”). Upon execution of the Employment Agreement, the Company intends to enter into an agreement with mutually acceptable terms which will be in a form substantially similar to the Confidential Information Agreement and which will supersede the Confidential Information Agreement (the “Amended and Restated Confidential Information Agreement”).

Location: The Company is headquartered in Boca Raton, Florida. While the Company does not expect you to relocate near the headquarters, the Company expects you will spend time at its headquarters as needed to fulfill the duties of your job title.

Board Rights: Beginning on your Start Date, you will have the right to serve as an observer to the Board, which will afford you information rights afforded to each of the Board directors and allow you to participate in all meetings of the Board, but no right to vote on any matter submitted to the Board or otherwise considered for approval, or consent, by the Board.

Upon your appointment as Chief Executive Officer and subject to your continuous service beginning the Start Date, the Board intends to appoint you as a member of the Board (without additional compensation), increasing the size of the Board as necessary.

Employment Eligibility; Background Check: For purposes of federal immigration law, you will be required to provide Springbig with documentary evidence acceptable under federal law of your identity and eligibility for employment in the United States. In addition, you authorize Springbig to conduct a background check, which may include verification of criminal, education, driving, social media, employment background and/or reference checks. This offer is contingent upon a satisfactory background check and may be rescinded based upon data received in the background check process.

Former Employment: Springbig does not hire people for the purpose of acquiring their current or former employer’s trade secrets, intellectual property, or other confidential or proprietary information, and we do not want access to any materials containing such information. We must insist that you do not bring any confidential or proprietary material from a former employer to Springbig and that you do not violate any obligations you may have with a former employer. By signing this letter and accepting this offer, you represent that your acceptance of this offer and the performance of your duties as a Springbig employee will not breach or conflict with any agreements with or other obligations you have to a former employer or any other person (including, without limitation, any employment or consulting agreement, or any noncompete or nondisclosure agreement). You agree to disclose to Springbig in writing any such obligations or agreements which may contradict with this section in advance of accepting this offer.

“At-will” Employment: Prior to execution of the Employment Agreement, your employment with Springbig is “at-will”, which means that either you or Springbig can terminate your employment relationship at any time. This letter is not intended to, nor does it, create any employment contract for any specified term or duration between you and Springbig. If your employment is terminated, prior to your departure, you agree to submit to an exit interview for the purposes of reviewing this letter agreement and surrendering to Springbig all Springbig equipment, property, materials and other proprietary or confidential information.

Section 409A: This letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this letter shall be treated as a separate payment. Any payments to be made under this letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Definitive Documents: The Company intends to enter into a mutually agreeable (a) employment agreement (the “Employment Agreement”), (b) the Amended and Restated Confidential Information Agreement, (c) Award Agreement, and (d) Purchase Agreement (collectively, the “Definitive Agreements”) with you (or your affiliate (as the case may be)) promptly following your Start Date which will contain mutually acceptable and customary terms and such terms that are consistent with the terms of this letter. To the extent that such terms are not consistent with or are not the subject of this letter, the terms must be acceptable to all parties in their sole discretion. In the event mutually acceptable Definitive Agreements are not executed and delivered by you and Springbig within 90 days from the Start Date, either you or Springbig shall have the right to terminate this letter by delivering written notice to the other party. Upon termination of this letter, (x) this letter shall be null and void and shall have no further force or effect and (y) the Confidential Information Agreement shall be null and void and shall have no further force or effect, except for Sections 1, 8, 9, 12 and 13 thereof, which shall survive such termination.

Counterparts: This letter may be executed in one or more counterparts, each of which will be deemed to be an original of this letter and all of which, when taken together, will be deemed to constitute one and the same letter.

[Signatures Appear on the Following Page]

Jaret, we look forward to having you join us. To accept this offer, please sign below to me by 4:00 p.m. Eastern time on March 14, 2025.

Sincerely,

/s/ Jeffrey Harris
Jeffrey Harris
Chief Executive Officer

Accepted, Agreed and Acknowledged:

/s/ Jaret Christopher
Jaret Christopher

Date: March 13, 2025

CONFIDENTIAL INFORMATION, INVENTIONS,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidential Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”), made effective as of March 14, 2025 (the “Effective Date”), is made in consideration for my employment by SpringBig Holdings, Inc. or its subsidiaries or affiliates (“Springbig” or the “Company”), and other benefits received by me, which I acknowledge I would not otherwise have received, and for other good and valuable consideration, the receipt and sufficiency which are acknowledged. I, Jaret Christopher, (hereafter “I” or “me”), hereby agree as follows:

1. Nondisclosure of Confidential Information.

1.1 Except with Springbig’s prior written consent and except as reasonably required in the ordinary course of the performance of my duties hereunder, I agree that I will not disclose or use at any time, during my employment with Springbig or thereafter, any Confidential Information of Springbig. For purposes of this Agreement, “Confidential Information” includes, without limitation, all information that is known or intended to be known only by employees of Springbig or by persons who are in a confidential relationship with Springbig, including, without limitation, Trade Secrets (as defined below), intellectual property, proprietary information, unique processes, formulae, research or marketing reports, operating techniques, licenses, trademarks and copyrights whether provided to me by Springbig or developed or discovered by me while at Springbig or its predecessor, and including further any such Confidential Information relating to any customer, creator, vendor, licensor, licensee or party transacting business with Springbig. For the avoidance of doubt, Confidential Information shall not include Independent Inventions or Prior Inventions (as defined below). For purposes of this Agreement, the term “Trade Secret” is defined as information, including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.2 I recognize and acknowledge that the lists of Springbig’s customers, creators, distributors and dealers as they may exist from time to time are valuable, confidential, special and unique assets of Springbig’s Business in the nature of a Trade Secret and I will not, during the term of this Agreement or thereafter, disclose such lists of any part thereof to any person, firm, corporation, association or entity for any purpose or reason whatsoever, except as reasonably required in the ordinary course of the performance of my duties hereunder. For the purposes of this Agreement, “Business” means the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis and gaming industries, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

1.3 The prohibitions of this Section 1 shall not apply to (i) disclosures made as required by law or legal process or to any person or entity exercising regulatory authority over me, (ii) disclosure to my bona fide legal, accounting, financial or tax advisors solely to render any such advisory services to me, or (iii) any information that was then generally known to the public or becomes generally known to the public other than through breach of the foregoing restrictions. Further, nothing in this Section 1 prohibits me from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. I do not need the prior authorization of Springbig to make any such reports or disclosures, and I am not required to notify Springbig that I have made such reports or disclosures. I understand that under the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (a) is made (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (z) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2. Discoveries and Inventions; Works Made for Hire.

2.1 I agree that upon conception and/or development of any idea, works of authorship, mask works, designations, know-how, information, discovery, invention (whether or not patentable), improvement, Trade Secret (as defined in Section 1), software, computer code, writing or other material or design (each a, “Discovery and Invention”) that: (i) relates to the Business of Springbig; (ii) relates to Springbig’s actual or demonstrably anticipated research or development; (iii) relates to any Confidential Information (as defined in Section 1) of Springbig; or (iv) results from any work performed by me for Springbig, I will assign to Springbig the entire right, title and interest in and to any such Discovery and Invention. I acknowledge that, to the extent permitted by law, each Discovery and Invention and all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by me during my employment with Springbig shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to Springbig. In addition, if any Discovery and Invention does not qualify as a work made for hire, I hereby make all assignments necessary to accomplish the foregoing ownership. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. I hereby irrevocably designate and appoint Company and its agents as attorneys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Employee. This Section 2 excludes inventions and discoveries that I developed on my own time without using Springbig’s equipment, supplies, facilities or Trade Secrets except for those inventions that either (a) relate at the time of conception or reduction to practice of the invention to Springbig’s Business, or actual or demonstrably anticipated research or development of Springbig, or (b) result from any work performed by me for Springbig (all such inventions and discoveries, “Independent Inventions”). A list describing all inventions, discoveries, original works of authorship, developments, improvements, and Trade Secrets that were conceived in whole or in part by me prior to my employment with Springbig and to which I have any right, title, or interest which relate to Springbig’s proposed Business, products, or research and development is attached as Exhibit A (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement.

3. No Competitive Activities During Employment. While employed by Springbig, I will not compete with Springbig anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by Springbig, I will not: (i) enter into or engage in any business which competes with Springbig’s Business; (ii) solicit customers, creators, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, Springbig’s Business; (iii) divert, entice or otherwise take away any customers, creators, business, patronage or orders of Springbig or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with Springbig’s Business. During the period of my relationship with the Company, I will devote my best efforts on behalf of the Company. I agree not to engage in any conduct which may create an actual or appear to create a conflict of interest, without the expressed, written permission of the Company.

4. Post-Employment Non-Solicitation. For a period of two (2) years following the termination of my employment, I will not, directly or indirectly, individually or on behalf of any other person or entity: (i) solicit any person who is an employee, representative, consultant, creator or agent of Springbig to terminate his or her employment or other relationship or association with Springbig in order to enter into any employment relationship with or perform services for any other person; (ii) unlawfully disrupt, damage, impair or interfere with Springbig’s contractual or business relationships with any creator, supplier, vendor or other person with whom Springbig has a business relationship; or (iii) solicit or attempt to solicit any business from any of Springbig’s creators, clients or customers for the purposes of providing products or services that are competitive with those provided by Springbig.

4.1 The parties hereto agree that in the event any of the prohibitions or restrictions set forth in Sections 2, 3 and 4 of this Agreement are found by a court or, as applicable, arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties hereto that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

5. Non-Disparagement. I agree not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage Springbig, its officers or directors, its business, services, products, technologies and/or personnel. Nothing in this section is intended, nor shall be construed, to (i) prohibit me from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over Springbig’s business, (ii) interfere with, restrain, or prevent my communications regarding wages, hours, or other terms and conditions of employment, or (iii) prevent me from otherwise engaging in any legally protected activity.

6. RECORDS. I agree to keep and maintain adequate and current records of all Confidential Information learned or received by me and all Discoveries and Inventions made, authored, conceived, developed or reduced to practice by me during the period of my employment at Springbig, which records shall be available to, and to the extent constituting Confidential Information or Discoveries and Inventions shall remain the sole property of, Springbig at all times.

7. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Springbig does not and will not breach any (i) agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Springbig, (ii) agreement with or obligation to any third party regarding the assignment of Discoveries and Inventions (including without limitation pursuant to any other employment relationship, or faculty or staff appointment with a university, government or other research institution), or (iii) enforceable legal obligations to former employers or third parties, including but not limited to non-compete, non-solicit, or confidentiality agreements. I agree that I will honor any such enforceable legal obligations. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

8. Return Of Company Materials. When I leave the employ of Springbig or at any other time upon Springbig’s request, (i) I will return all Springbig property (including, but not limited to, credit cards; keys; company car; cell phone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof which I created, received or otherwise obtained in connection with my employment); (ii) I will not delete any emails, files or other information from any Company computer or device prior to my return of the property except in strict accordance with Company policy; (iii) I will permanently delete any Company information that may reside on my personal computer(s), other devices or accounts and submit all personal computers, phones and other devices which I used for Company business, and will identify all personal accounts on which Company information has been placed and related passwords, to a third party vendor, as may be designated by Springbig, for inspection and removal of any Company-related information. I further agree that any property situated on Springbig’s premises and owned by Springbig, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9. Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Confidential Information, and because monetary damages may be inadequate to compensate Springbig for my breach of this Agreement, Springbig shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without the necessity of proving actual damages, and without prejudice to any other rights and remedies that Springbig may have for a breach of this Agreement.

10. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing:

SpringBig Holdings, Inc.

621 NW 53rd St, Suite 500

Boca Raton, FL 33487

Such notice shall be deemed given upon personal delivery to the appropriate address, or if sent by nationally-recognized overnight courier on the day after the date of mailing, or if sent by certified mail, three days after the date of mailing.

11. Notification Of New Employer. In the event that I leave the employ of Springbig, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

12. Arbitration.

12.1 Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9 and the last sentence of Section 12.1, all claims, disputes and controversies (collectively “Claims”) between the parties hereto or between me and Springbig arising out of or in connection with my employment with Springbig including but not limited to Claims relating to the validity, construction, performance, breach, enforcement or termination of this Agreement, to Statutory Claims (as defined below), or otherwise, shall be resolved by binding arbitration by JAMS in Miami, Florida, in accordance with this Section 12 and, to the extent not inconsistent herewith, the JAMS Employment Arbitration Rules & Procedures then in effect. I and Springbig further agree that Claims by me or by Springbig may only be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding. In that regard, I specifically agree not to file, initiate directly or indirectly, join, or participate in any class or collective action. If a class or collective is filed purporting to include me, then I shall take all steps necessary to refrain from opting in or to opt out or otherwise exclude myself from the action, as appropriate. The parties hereby waive each party’s respective rights to have any such Claims tried before a judge or jury except as provided in the next sentence. Notwithstanding the foregoing, either party hereto may immediately apply to a state or federal court in the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any provisional remedy, including a temporary restraining order or preliminary injunction, to enforce the Agreement including, without limitation, Sections 2, 3 and 4 hereof, which shall remain in effect until a final award is made any arbitration. “Statutory Claims” shall mean Claims that arise under any federal, state or local act, statute, law, ordinance or rule related to employment including but not limited to Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Workers Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act and any other state or local law applicable to my employment. Only with respect to Statutory Claims, I shall bear only those costs of arbitration I would otherwise bear had I filed an action in court.

12.2 Additional Rules & Procedures. Any arbitration called for by this Section 12 shall be conducted in accordance with the following additional rules and procedures:

(i) I or Springbig (the “Requesting Party”) may demand arbitration pursuant to Section 12.2 hereof no later than six (6) months after the events or omissions giving rise to the demand for arbitration, by giving written notice of such demand (the “Demand Notice”) to the other (the “Responding Party”), which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(ii) The parties shall be allowed additional discovery, including additional depositions of parties and third-parties, if reasonable and appropriate given the matters in dispute.

(iii) All filings, submissions and presentations in the arbitration proceeding shall be confidential. Any decision by the arbitrators shall be confidential and shall be shielded from public access.

(iv) The arbitrator may award the same remedies (which may include attorney’s fees) to the prevailing party that would have been available in court for the type of claim that was brought.

12.3 Binding Character & Jurisdiction. Any decision rendered by the arbitrator pursuant to this Section 12 shall be final and binding on, and nonappealable by, the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction. Any action to enforce an award shall be filed under seal. The parties agree to submit to the jurisdiction of the federal and state courts in the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida in any action seeking a provisional remedy, or any action for judgment on the award entered by the arbitrator. I consent to the exercise of personal jurisdiction over me in any such adjudication and hereby waive any and all objections and defenses to the exercise of such personal jurisdiction and such venue.

12.4 Exclusivity. Except for actions seeking a provisional remedy which a party elects to adjudicate in a court of law pursuant to Section 12.1, and except as set forth in Section 12.5 below, arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 12.1 hereof, and Springbig and I stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The arbitrator shall have the exclusive authority to resolve any dispute relating to the interpretation, scope, applicability, enforceability or formation of the agreement to arbitrate set forth in this Section 12. The provisions of this Section 12 shall survive the dissolution of Springbig.

12.5 Governmental Agencies. Nothing in this Section 12 or otherwise in this Agreement shall be deemed to prohibit me from contacting, speaking, participating or cooperating with any governmental agency or self-regulatory organization in any investigation, administrative proceeding or action.

12.6 Severability. If the arbitrator finds any part of this Section 12 illegal, invalid or unenforceable, such a finding shall not affect the legality, validity, or enforceability of the remaining parts of Section 12, and the illegal, invalid or unenforceable part will be stricken from this Agreement. Except as set forth in the preceding sentence and Section 4.1 above, nothing contained herein shall be deemed to give the arbitrator any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

13. General Provisions.

13.1 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with and by the laws of the State of Florida. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Florida, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.

13.2 Severability. I agree that the restrictions contained in this Agreement are reasonable and necessary, are valid and enforceable under Florida law, and do not impose a greater restraint than necessary to protect Springbig’s legitimate business interests. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court or arbitrator of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that such court or arbitrator would reduce, or “blue pencil” such provision by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. In case any one or more of the provisions contained in this Agreement shall, for any reason (including the failure of a court or arbitrator to “blue pencil” a provision pursuant to the foregoing sentence), be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to either Springbig or me, Springbig and I shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision.

13.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Springbig, its successors, and its assigns.

13.4 Survival. If the offer letter attached to this Agreement is terminated pursuant to the paragraph entitled “Definitive Documents,” then this Agreement shall be null and void and shall have no further force or effect, except for Sections 1, 8, 9, 12 and 13 hereof, which shall survive such termination. Otherwise, the provisions of this Agreement shall survive the termination of my employment and the transfer or assignment of this Agreement by Springbig to any successor in interest or other assignee.

13.5 No Employment Rights. I agree and understand that my employment is at-will which means I or Springbig each have the right to terminate my employment at will, with or without advance notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Springbig, nor shall it interfere in any way with my right or Springbig’s right to terminate my employment at any time, with or without cause or notice.

13.6 Waiver. No waiver by Springbig of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Springbig of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Tolling of Limitation Period. I agree that a breach of any provision(s) of this Agreement will toll the running of the applicable statute of limitations period with respect to such provision(s) for as long as such breach occurs. I further agree that if I violate any of the restrictions contained in Section 4 following termination of my employment by Springbig, the two-year period therein shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by me to the satisfaction of Springbig.

13.8 Entire Agreement. The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by Springbig as an employee. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between Springbig and me with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signature page follows]

[Signature page to Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement]

This Agreement shall be effective as of the Effective Date.

I have read this Agreement carefully and understand its terms. I have completed Exhibit A to this Agreement.

/s/ Jaret Christopher
Jaret Christopher

Accepted and agreed to:

SpringBig Holdings, Inc.

By:	/s/ Jeffrey Harris
	Name:	Jeffrey Harris
	Title:	Chief Executive Officer

EXHIBIT A

TO:	SpringBig Holdings, Inc.

FROM:	Jaret Christopher

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all Inventions that I have, alone or jointly with others, made, authored, conceived, developed or reduced to practice, or caused to be made, authored, conceived, developed or reduced to practice prior to the beginning of my employment with Springbig, that I consider to be my property or the property of third parties:

☐	No Inventions.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to Inventions generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention	Party(ies)	Relationship
1.

2.

3.

☐ Additional sheets attached.

Exhibit 99.1

SpringBig Announces Acquisition of VICE CRM and Appointment of Jaret Christopher as Chief Executive Officer

Boca Raton, Fla. – March 17, 2025 -- SpringBig Holdings, Inc. (“Springbig” or the “Company”) (OTCQX: SBIG), a leading provider of SaaS-based marketing solutions, consumer mobile app experiences, and omnichannel loyalty programs, today announced the acquisition of VICE CRM, an AI-enabled performance marketing platform designed to optimize ROI for consumer marketing campaigns in highly regulated industries.

In addition, the Company has appointed VICE CRM founder, Jaret Christopher, as Chief Executive Officer effective April 1, 2025.

Jaret Christopher brings extensive leadership experience in SaaS-based businesses and knowledge of the cannabis market. Most recently, Jaret was General Manager and Vice President, CRM Software at WM Technologies, Inc., a position he held until last year following the sale of Sprout, a CRM and marketing software company he founded, to WM Technologies, Inc. in 2021. Prior to starting Sprout in 2017, Jaret was founder and CEO of multiple SaaS-based technology start-up businesses that he led to successful exits.

As previously announced on January 22, 2025, Jeffrey Harris, the Founder and Chairman of SpringBig, will step down as CEO of the Company on March 31, 2025. “I am delighted that Jaret is joining the Company as its CEO to guide the Company through the next phase of growth and development. Jaret brings extensive knowledge of the cannabis market and has an exceptional record of creating shareholder value”, said Jeffrey Harris. Jaret will serve as President of SpringBig until Jeffrey Harris steps down, at which point Jaret will be appointed CEO.

Marc Shiffman, lead independent director of the Company, said “I am pleased to welcome Jaret as CEO at SpringBig. We are excited to have brought on somebody with a track record of building SaaS companies and shareholder value creation throughout his career. His vision to use AI to elevate SpringBig’s performance marketing platform will be a foundational piece in the continuing evolution of the Company.”

The closing of the acquisition of VICE CRM remains subject to customary confirmatory review, and which is anticipated to be completed over next several weeks.

About SpringBig

SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands in the U.S. and Canada. SpringBig’s platform connects consumers with retailers and brands, primarily through SMS marketing, as well as emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. SpringBig offers marketing automation solutions that provide for consistency of customer communication, thereby driving customer retention and retail foot traffic. Additionally, SpringBig’s reporting, and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends. For more information, visit https://springbig.com/.

Forward Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The words “will,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events and financial results that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the closing of the acquisition of VICE CRM, the fact that we have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful; that if we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, if we fail to retain our existing clients or acquire new clients, and/or if we fail to expand effectively into new markets, our revenue may decrease and our business may be harmed; and the other risks and uncertainties described under “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2024, as well as the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024, and other periodic reports filed by the Company from time to time with the SEC. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of SpringBig), and other assumptions, which may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements other than as required by applicable law. The Company does not give any assurance that it will achieve its expectations.

Investor Relations Contacts

Claire Bollettieri Paul Sykes

VP of Investor Relations Chief Financial Officer

ir@springbig.com